Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Berkeley Lights, Inc.:

We consent to the use of our report in the registration statement (No. 333-239487) on Form S-1, included therein and incorporated by reference herein and to the reference to our firm under the heading “Experts”.

Our report dated April 17, 2020, except as to Note 19C, which is as of July 15, 2020, refers to the Company’s change in its method of accounting for leases effective January 1, 2019, due to the adoption of Accounting Standards Update (ASU) 2016-02, Leases, and the related accounting standard updates.

/s/ KPMG LLP

San Francisco, California

July 16, 2020